Exhibit 99.2

CERTAIN UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of:

•
the proposed merger of Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) and Celgene Corporation (“Celgene”) contemplated by the merger agreement, which is referred to herein as the Celgene merger, and related financing, which is referred to herein as the Celgene merger financing; and

•
the acquisition of Juno Therapeutics, Inc., which is referred to herein as Juno, by Celgene on March 6, 2018, which is referred to herein as the Juno acquisition, and related financing, which is referred to herein as the Juno acquisition financing. Each as fully described in ‘‘Note 1. Description of the Celgene merger and Juno acquisition.’’

The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2018 and three-months ended March 31, 2019 combine the historical consolidated statements of earnings of Bristol-Myers Squibb, Celgene and Juno, giving effect to (1) the Celgene merger, (2) the Celgene merger financing, (3) the Juno acquisition and (4) the Juno acquisition financing, as if each occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of March 31, 2019 combines the historical consolidated balance sheets of Bristol-Myers Squibb and Celgene, giving effect to the Celgene merger and Celgene merger financing as if each had occurred on March 31, 2019. The Juno historical balance sheet is not included as it is already included in the Celgene historical consolidated balance sheet as of March 31, 2019. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Celgene merger and the Juno acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of earnings, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the following historical consolidated financial statements and notes incorporated by reference herein: (a) the audited consolidated financial statements of Bristol-Myers Squibb contained in its Annual Report on Form 10-K for the year ended December 31, 2018; (b) the unaudited consolidated financial statements of Bristol-Myers Squibb contained in its Quarterly Report on Form 10-Q for the three-months ended March 31, 2019; (c) the audited consolidated financial statements of Celgene contained in its Annual Report on Form 10-K for the year ended December 31, 2018; and (d) the unaudited consolidated financial statements of Celgene contained in its Quarterly Report on Form 10-Q for the three-months ended March 31, 2019.

The unaudited pro forma condensed combined financial statements have been prepared by management in accordance with Article 11, Pro Forma Financial Information, under Regulation S-X of the Exchange Act, and is for illustrative and informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Celgene merger, Celgene merger financing, Juno acquisition and Juno acquisition financing been consummated as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Bristol-Myers Squibb and Celgene or between Bristol-Myers Squibb and Juno during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated. There were certain transactions between Celgene and Juno during the periods presented in the unaudited pro forma condensed combined financial statements that were eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, which is referred to herein as GAAP, with Bristol-Myers Squibb being the accounting acquirer in the proposed merger of Bristol-Myers Squibb and Celgene, and Celgene being the accounting acquirer in Celgene’s acquisition of Juno. As of the date of this Current Report on Form 8-K, Bristol-Myers Squibb has not completed the detailed valuation studies necessary to arrive at the final estimates of the fair market value of the Celgene assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified any adjustments necessary to conform Celgene to Bristol-Myers Squibb’s accounting policies. The acquisition method of accounting is dependent upon certain valuations that are provisional and subject to change.

Accordingly, the pro forma adjustments in the unaudited pro forma condensed combined financial information are preliminary, based upon available information and made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Actual results will differ from the unaudited pro forma condensed combined financial information once the final acquisition accounting by Bristol-Myers Squibb has been completed and Bristol-Myers Squibb has determined the final purchase price for Celgene and has completed the valuation studies necessary to finalize the required purchase price allocations and if Bristol-Myers Squibb identifies any necessary conforming accounting policy changes. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Celgene merger, any termination, restructuring or other costs to integrate the operations of Bristol-Myers Squibb and Celgene or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2019
(dollars in millions)

	Historical
	Bristol-Myers Squibb	Celgene after reclassification (Note 4)	Celgene merger adjustments (Note 6)	Notes	Celgene merger financing adjustments (Note 6)	Notes	Pro forma combined company
ASSETS
Current Assets:
Cash and cash equivalents	$7,335	$5,433	$(35,607)	(a),(i),(j)	$32,632	(m),(n)	$9,793
Marketable securities	1,429	2,258	-		-		3,687
Receivables	5,704	2,327	-		-		8,031
Inventories	1,283	442	3,196	(f)	-		4,921
Prepaid expenses and other	1,342	521	-		-		1,863
Total Current Assets	17,093	10,981	(32,411)		32,632		28,295
Property, plant and equipment	4,985	1,383	-		-		6,368
Goodwill	6,536	8,003	10,937		-		25,476
Other intangible assets	1,026	16,101	66,849	(e)	-		83,976
Deferred income taxes	1,380	-	478	(h),(i),(j)	129	(n)	1,987
Marketable securities	1,233	-	-		-		1,233
Other assets	2,581	1,171	(4)	(g)	-		3,748
Total Assets	$34,834	$37,639	$45,848		$32,761		$151,082

LIABILITIES
Current Liabilities
Short-term debt obligations	$381	$500	$(1)	(g)	$26,216	(m),(n)	$27,096
Accounts payable	1,976	340	-		-		2,316
Accrued liabilities	5,856	2,975	900	(k)	-		9,731
Deferred income	103	68	-		-		171
Income taxes payable	525	72	-		-		597
Total Current Liabilities	8,841	3,955	899		26,216		39,911
Deferred income	448	76	-		-		524
Income taxes payable	3,084	2,232	-		-		5,316
Deferred income taxes	-	2,714	16,040	(h)	-		18,754
Pension and other liabilities	1,509	716	2,825	(c)	-		5,050
Long-term debt	5,635	19,781	444	(g)	6,990	(m),(n)	32,850
Total Liabilities	19,517	29,474	20,209		33,206		102,406

EQUITY
Shareholders’ Equity:
Preferred stock	-	-	-		-		-
Common stock	221	10	60	(b),(l)	-		291
Capital in excess of par value of stock	2,103	15,381	18,513	(b),(d),(l)	-		35,997
Accumulated other comprehensive loss	(2,644)	(32)	32	(l)	-		(2,644)
Retained earnings	35,109	19,104	(19,264)	(i),(j),(l)	(445)	(n)	34,504
Less cost of treasury stock	(19,571)	(26,298)	26,298	(l)	-		(19,571)
Total Shareholders’ Equity	15,218	8,165	25,639		(445)		48,578
Noncontrolling interest	99	-	-		-		99
Total Equity	15,317	8,165	25,639		(445)		48,677
Total Liabilities and Equity	$34,834	$37,639	$45,848		$32,761		$151,082

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.
Amounts may not add due to rounding.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE THREE-MONTHS ENDED MARCH 31, 2019
(dollars in millions, except share and per share amounts)

	Historical
	Bristol-Myers Squibb	Celgene after reclassification (Note 4)	Celgene merger adjustments (Note 7)	Notes	Celgene merger financing adjustments (Note 7)	Notes	Pro forma combined company
Net product sales	$5,713	$4,048	$-		$-		$9,761
Alliance and other revenues	207	1	-		-		208
Total Revenues	5,920	4,049	-		-		9,969

Cost of products sold	1,844	252	2,020	(a)	-		4,116
Marketing, selling and administrative	1,006	773	-		-		1,779
Research and development	1,351	1,237	(21)	(a)	-		2,567
Other (income)/expense, net	(260)	(27)	(52)	(b),(c),(d),(e)	332	(h)	(8)
Total Expenses	3,941	2,235	1,947		332		8,455

Earnings/(Loss) Before Income Taxes	1,979	1,814	(1,947)		(332)		1,514
Provision for income taxes	264	269	(438)	(f)	(75)	(i)	20
Net Earnings/(Loss)	1,715	1,545	(1,509)		(257)		1,494
Noncontrolling Interest	5	-	-		-		5
Net Earnings/(Loss) Attributable to Controlling Interests	$1,710	$1,545	$(1,509)		$(257)		$1,489

Earnings per Common Share
Basic	$1.05	$2.20					$0.64	(g)
Diluted	$1.04	$2.14					$0.63	(g)

Weighted Average Shares
Basic	1,634	702					2,339	(g)
Diluted	1,637	721					2,380	(g)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.
Amounts may not add due to rounding.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2018
(dollars in millions, except share and per share amounts)

	Historical
	Bristol-Myers Squibb	Celgene after reclassification (Note 4)	Juno after reclassification (Note 8)	Juno acquisition and financing adjustments (Note 10)	Notes	Pro forma Celgene and Juno	Celgene merger adjustments (Note 7)	Notes	Celgene merger financing adjustments (Note 7)	Notes	Pro forma combined company
Net product sales	$21,581	$15,275	$-	$-		$15,275	$-		$-		$36,856
Alliance and other revenues	980	16	28	(18)	(a)	26	-		-		1,006
Total Revenues	22,561	15,291	28	(18)		15,301	-		-		37,862

Cost of products sold	6,547	922	-	-		922	8,107	(a)	-		15,576
Marketing, selling and administrative	4,551	3,250	29	(208)	(c)	3,071	-		-		7,622
Research and development	6,345	5,816	79	(319)	(a),(b),(c)	5,576	(155)	(a)	-		11,766
Other (income)/expense, net	(850)	471	82	303	(c),(d),(e),(f)	856	(26)	(b),(c),(d),(e)	1,499	(h)	1,478
Total Expenses	16,593	10,459	190	(224)		10,425	7,926		1,499		36,443

Earnings/(Loss) Before Income Taxes	5,968	4,832	(162)	206		4,876	(7,926)		(1,499)		1,419
Provision for income taxes	1,021	786	-	32	(g)	818	(1,783)	(f)	(337)	(i)	(282)
Net Earnings/(Loss)	4,947	4,046	(162)	174		4,058	(6,143)		(1,161)		1,701
Noncontrolling Interest	27	-	-	-		-	-		-		27
Net Earnings/(Loss) Attributable to Controlling Interests	$4,920	$4,046	$(162)	$174		$4,058	$(6,143)		$(1,161)		$1,674

Earnings per Common Share
Basic	$3.01	$5.65									$0.72	(g)
Diluted	$3.01	$5.51									$0.70	(g)

Weighted Average Shares
Basic	1,633	716									2,338	(g)
Diluted	1,637	734									2,379	(g)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.
Amounts may not add due to rounding.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(dollars in millions, except share and per share amounts)

1.	Description of the Celgene merger and Juno acquisition

Proposed merger with Celgene
On January 2, 2019, Bristol-Myers Squibb entered into a definitive merger agreement under which Bristol-Myers Squibb will acquire Celgene. Under the terms of the merger agreement, Celgene stockholders, other than holders of excluded stock and dissenting stock, will receive one share of Bristol-Myers Squibb common stock and $50.00 in cash in exchange for each share of Celgene common stock exchanged in the transaction, as well as one CVR, which will entitle the holder to receive a one-time potential payment of $9.00 in cash upon FDA approval of all three of (1) Ozanimod (by December 31, 2020), (2) JCAR017 (by December 31, 2020) and (3) bb2121 (by March 31, 2021), in each case for a specified indication.

Based on the closing price of Bristol-Myers Squibb common stock of $52.43 on January 2, 2019, the last trading day before the public announcement of the proposed Celgene merger, the upfront consideration represented approximately $102.43 in value for each share of Celgene common stock (without considering any potential CVR payout).

The transaction has been approved by Bristol-Myers Squibb and Celgene stockholders but is subject to the satisfaction of customary closing conditions and regulatory approvals. Bristol-Myers Squibb and Celgene expect to complete the transaction in the third quarter of 2019.

Juno acquisition
On March 6, 2018, Celgene acquired all of the outstanding shares of Juno, resulting in Juno becoming Celgene’s wholly-owned subsidiary. Total consideration for the acquisition was approximately $10.4 billion, consisting of $9.1 billion for common stock outstanding, $966 million for the fair value of Celgene’s pre-existing investment in Juno and $367 million for the portion of equity compensation attributable to the pre-combination service period.

2.	Basis of presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Bristol-Myers Squibb, Celgene and Juno. Certain reclassifications have been made to the historical financial statements of Celgene and Juno to conform to Bristol-Myers Squibb’s presentation, which are discussed in more detail in ‘‘Note 4. Historical Celgene’’ and ‘‘Note 8. Historical Juno.’’

The acquisition method of accounting is based on ASC 805, Business Combinations, and uses the fair value concepts as defined in ASC 820, Fair Value Measurement.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the fair value of in-process research and development, which is referred to herein as IPR&D, be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material.

ASC 820 defines the term ‘‘fair value’’ and sets forth the valuation requirements for any asset or liability measured at fair value. Fair value is defined in ASC 820 as ‘‘the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.’’ This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Bristol-Myers Squibb may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Bristol-Myers Squibb’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total combination related transaction costs (excluding financing fees) in connection with the Celgene merger are estimated to be approximately $450 million (inclusive of costs incurred by Bristol-Myers Squibb for the year ended December 31, 2018 and the three-months ended March 31, 2019 of $16 million and $63 million, respectively, and incurred by Celgene for the year ended December 31, 2018 and the three-months ended March 31, 2019 of $5 million and $44 million, respectively). As there is no continuing impact, the impact of these costs is not included in the unaudited pro forma condensed combined statement of earnings. These anticipated combination related transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and (a) retained earnings for transaction costs expected to be incurred by Bristol-Myers Squibb and (b) a corresponding reduction of the historical book value of net assets for transaction costs expected to be incurred by Celgene.

3.	Accounting policies

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies, as Bristol-Myers Squibb is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements. Further review of Celgene’s detailed accounting policies following the consummation of the combination may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. Certain reclassifications have been made to the historical financial statements of Celgene and Juno to conform to Bristol-Myers Squibb’s presentation, which are discussed in more detail in ‘‘Note 4. Historical Celgene’’ and ‘‘Note 8. Historical Juno.’’

4.	Historical Celgene

Certain reclassifications have been made to the historical financial statements of Celgene to conform to Bristol-Myers Squibb’s presentation as follows:

Unaudited pro forma condensed combined balance sheet as of March 31, 2019

	Celgene before reclassification	Reclassification	Notes	Celgene after reclassification
ASSETS
Current Assets:
Cash and cash equivalents	$5,433	$-		$5,433
Debt securities available-for-sale	664	(664)	(1)	-
Equity investments with readily determinable fair values	1,594	(1,594)	(1)	-
Marketable securities	-	2,258	(1)	2,258
Receivables	2,327	-		2,327
Inventories	442	-		442
Prepaid expenses and other	521	-		521
Total Current Assets	10,981	-		10,981
Property, plant and equipment	1,383	-		1,383
Goodwill	8,003	-		8,003
Other intangible assets	16,101	-		16,101
Deferred income taxes	-	-		-
Marketable securities	-	-		-
Other assets	1,171	-		1,171
Total Assets	$37,639	$-		$37,639

LIABILITIES
Current Liabilities
Short-term debt obligations	$500	$-		$500
Accounts payable	340	-		340
Accrued liabilities	2,975	-		2,975
Deferred income	68	-		68
Income taxes payable	72	-		72
Total Current Liabilities	3,955	-		3,955
Deferred income	76	-		76
Income taxes payable	2,232	-		2,232
Deferred income taxes	2,714	-		2,714
Pension and other liabilities	716	-		716
Long-term debt	19,781	-		19,781
Total Liabilities	29,474	-		29,474

EQUITY
Shareholders’ Equity:
Preferred stock	-	-		-
Common stock	10	-		10
Capital in excess of par value of stock	15,381	-		15,381
Accumulated other comprehensive loss	(32)	-		(32)
Retained earnings	19,104	-		19,104
Less cost of treasury stock	(26,298)	-		(26,298)
Total Shareholders’ Equity	8,165	-		8,165
Noncontrolling interest	-	-		-
Total Equity	8,165	-		8,165
Total Liabilities and Equity	$37,639	$-		$37,639

(1)	Reclassification of ‘‘Debt securities available-for-sale’’ ($664 million) and ‘‘Equity investments with readily determinable fair values’’ ($1,594 million) to ‘‘Marketable securities.’’

Unaudited pro forma condensed combined statement of earnings for the three-months ended March 31, 2019

	Celgene before reclassification	Reclassification	Notes	Celgene after reclassification
Net product sales	$4,024	$24	(1)	$4,048
Alliance and other revenues	1	-		1
Total Revenues	4,025	24		4,049

Cost of products sold	140	112	(1),(2)	252
Marketing, selling and administrative	773	-		773
Research and development	1,216	21	(2)	1,237
Amortization of acquired intangible assets	109	(109)	(2)	-
Acquisition related charges and restructuring, net	77	(77)	(3)	-
Interest and investment income, net	(34)	34	(3)	-
Interest expense	192	(192)	(3)	-
Other (income)/expense, net	(262)	235	(3)	(27)
Total Expenses	2,211	24		2,235

Earnings/(Loss) Before Income Taxes	1,814	-		1,814
Provision for income taxes	269	-		269
Net Earnings/(Loss)	1,545	-		1,545
Noncontrolling Interest	-	-		-
Net Earnings/(Loss) Attributable to Controlling Interests	$1,545	$-		$1,545

(1)	Reclassification of loss on foreign currency cash flow hedges ($24 million) from ‘‘Net product sales’’ to ‘‘Cost of products sold.’’
(2)	Reclassification of ‘‘Amortization of acquired intangible assets’’ to ‘‘Cost of products sold’’ ($88 million) and to ‘‘Research and development’’ ($21 million).
(3)
Reclassification of ‘‘Acquisition related charges and restructuring, net’’ ($77 million), ‘‘Interest and investment income, net’’ ($34 million), and ‘‘Interest expense’’ ($192 million) to ‘‘Other (income)/expense, net.’’

Unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2018

	Celgene before reclassification	Reclassification	Notes	Celgene after reclassification
Net product sales	$15,265	$10	(1)	$15,275
Alliance and other revenues	16	-		16
Total Revenues	15,281	10		15,291

Cost of products sold	587	335	(1),(2)	922
Marketing, selling and administrative	3,250	-		3,250
Research and development	5,673	143	(2)	5,816
Amortization of acquired intangible assets	468	(468)	(2)	-
Acquisition related charges and restructuring, net	112	(112)	(3)	-
Interest and investment income, net	(45)	45	(3)	-
Interest expense	741	(741)	(3)	-
Other (income)/expense, net	(337)	808	(3)	471
Total Expenses	10,449	10		10,459

Earnings/(Loss) Before Income Taxes	4,832	-		4,832
Provision for income taxes	786	-		786
Net Earnings/(Loss)	4,046	-		4,046
Noncontrolling Interest	-	-		-
Net Earnings/(Loss) Attributable to Controlling Interests	$4,046	$-		$4,046

(1)	Reclassification of loss on foreign currency cash flow hedges ($10 million) from ‘‘Net product sales’’ to ‘‘Cost of products sold.’’
(2)	Reclassification of ‘‘Amortization of acquired intangible assets’’ to ‘‘Cost of products sold’’ ($325 million) and to ‘‘Research and development’’ ($143 million).
(3)
Reclassification of ‘‘Acquisition related charges and restructuring, net’’ ($112 million), ‘‘Interest and investment income, net’’ ($45 million), and ‘‘Interest expense’’ ($741 million) to ‘‘Other (income)/expense, net.’’

5.	Estimate of consideration expected to be transferred in the Celgene merger and preliminary purchase price allocation

The following is a preliminary estimate of the consideration expected to be transferred to effect the proposed merger with Celgene:

Celgene shares outstanding at March 31, 2019 (millions)	704.8
Cash per share	$50.00
Cash consideration for outstanding shares	$35,240

Celgene shares outstanding at March 31, 2019 (millions)	704.8
Exchange ratio	1.00
Equivalent Bristol-Myers Squibb shares (millions)	704.8
Closing price of Bristol-Myers Squibb common stock on April 18, 2019	$45.52
Estimated fair value of share consideration	$32,082

Celgene shares outstanding at March 31, 2019 (millions)	704.8
Exchange ratio	1.00
Equivalent CVRs (millions)	704.8
Estimated CVR fair value per share	$3.83
Estimated fair value of CVRs	$2,699

Estimated fair value of replacement options	$1,356
Estimated fair value of replacement restricted share awards	$526
Estimated fair value of CVRs issued to option and share award holders	$126
Estimated fair value of share-based compensation awards attributable to pre-combination service	$2,008

Estimated fair value of total consideration to be transferred	$72,030

The preliminary estimate of consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the Celgene merger is completed. For purposes of these unaudited pro forma condensed combined financial statements, the market price per share of Bristol-Myers Squibb common stock on April 18, 2019 and the Celgene shares of common stock and share-based compensation awards outstanding as of March 31, 2019 were used to calculate the estimate of consideration expected to be transferred. However, the fair value of equity securities issued as the consideration transferred will be measured using the market price per share of Bristol-Myers Squibb common stock on the closing date. Assuming a 10% change in the closing price per share of the Bristol-Myers Squibb common stock, the estimated fair value of share consideration transferred would increase or decrease by approximately $3.2 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

The preliminary estimate of the fair value of the CVRs was determined by applying a probability weighting to the potential $9.00 per share payment reflecting the probability of achieving all three necessary approvals. The probability-weighted value was then discounted to present value using a credit risk-adjusted discount rate.

The preliminary estimate of the fair value of share-based compensation awards relates to certain options to purchase shares of Celgene common stock that will be converted into Bristol-Myers Squibb options to purchase shares of Bristol-Myers Squibb common stock and Celgene restricted share awards and performance-based restricted share awards, collectively referred to herein as the share awards, that will be converted into Bristol-Myers Squibb restricted share awards. Celgene performance-based restricted share awards with respect to shares of Celgene common stock will be converted into Bristol-Myers Squibb restricted share awards based on a pro rata performance measure to target. Additionally, holders of certain Celgene options to purchase Celgene common stock and share awards with respect to shares of Celgene common stock will also receive CVRs based on terms specified in the merger agreement. The fair value of the Bristol-Myers Squibb options, restricted share awards and CVRs attributable to pre-combination service will be recognized as part of the purchase consideration transferred.

The number of Bristol-Myers Squibb shares issued to holders of Celgene common stock and replacement share-based compensation awards is dependent on the number of Celgene shares of common stock, options to purchase shares of Celgene common stock and share awards with respect to shares of Celgene common stock outstanding on the closing date of the merger.

The following is a preliminary estimate of the assets to be acquired and liabilities to be assumed by Bristol-Myers Squibb in the Celgene merger, reconciled to the estimate of consideration expected to be transferred:

Cash and cash equivalents		$5,252
Marketable securities		2,258
Receivables		2,327
Inventories	(a)	3,638
Prepaid expenses and other		521
Property, plant and equipment	(b)	1,383
Other intangible assets	(c)	82,950
Other assets		1,167
Accounts payable and accrued liabilities		(4,283)
Income taxes		(2,304)
Deferred income taxes	(d)	(18,302)
Other liabilities		(792)
Debt	(e)	(20,724)
Goodwill	(f)	18,940
Estimate of consideration expected to be transferred		$72,030

(a)
A preliminary fair value estimate of $3,638 million has been assigned to inventories to be acquired. The pro forma fair value adjustment to inventories is based on the book value of Celgene’s inventories as of March 31, 2019, adjusted as follows:

•	Finished goods are valued at the estimated selling prices less the sum of the costs of disposal and a reasonable profit margin for the selling effort;

•
Work in process is valued at the estimated selling prices upon completion less the sum of costs to complete the manufacturing of the relevant product, costs of disposal and a reasonable profit margin for the completion and selling effort; and

•	Raw materials are valued at estimated current replacement costs.

Assumptions as to the estimated selling prices, the margins to be achieved, the level of remaining completion and selling effort and the profits associated with the completion and selling efforts have been made by Bristol-Myers Squibb in determining the fair value estimate of Celgene’s inventories for purposes of these unaudited pro forma condensed combined financial statements.

(b)
A preliminary fair value estimate of $1,383 million, equivalent to the current net book value, has been assigned to property, plant and equipment to be acquired, primarily consisting of buildings, machinery and equipment, computer software and equipment and construction in progress. At the date of consummation of the combination, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the closing date of the combination. Bristol-Myers Squibb has only limited information at this time as to the specific nature, age, condition or location of the buildings, machinery and equipment, computer software and equipment and construction in progress. All of these factors can cause differences between the fair value and current net book value, and such differences could be material.

(c)	A preliminary fair value estimate of $82,950 million has been assigned to identifiable intangible assets acquired, consisting of currently marketed product rights and IPR&D.

The fair value of identifiable intangible assets is determined using an income-based method referred to as the multi-period excess earnings method. The more significant assumptions inherent in the application of this method include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and income taxes), the level of and return for other assets that contribute to the subject assets’ ability to generate cash flows, and the discount rate selected to measure the risks inherent in the future cash flows.

The estimated fair value of the identifiable intangible assets and a preliminary estimate of their weighted average useful lives are as follows:

	Estimated fair value	Weighted average estimated useful life
Currently marketed product rights	$52,450	6.3
IPR&D*	30,500	N/A
Total	$82,950

*
Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the research and development period after the closing date of the combination, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and Bristol-Myers Squibb would begin to amortize the asset into earnings.

(d)
Represents the preliminary estimate of deferred income taxes primarily resulting from the fair value adjustments for inventory, identifiable intangible assets, and debt as well as the replacement options and share awards issued. This estimate was determined based on the fair value adjustments at an estimated 22.5% U.S. federal and state statutory tax rate. This estimate of deferred income taxes is preliminary and is subject to change based upon Bristol-Myers Squibb’s final determination of the fair values of assets acquired and liabilities assumed and the statutory tax rates in the jurisdictions where the assets and liabilities driving taxable income are generated.

(e)
The preliminary fair value estimate of $20,724 million has been assigned to Celgene’s outstanding indebtedness to be assumed as part of the Celgene merger, derived from closing prices for such indebtedness as of March 31, 2019.

(f)
The preliminary estimate of goodwill arising from the combination is $18,940 million. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the fair values assigned to the assets acquired and liabilities assumed. Goodwill represents the going-concern value associated with future product discovery beyond the existing pipeline and platforms and the value of synergies expected to benefit Bristol-Myers Squibb outside of the context of the identifiable assets as well as the deferred tax consequences of the fair value adjustments recorded for financial statement purposes.

The acquisition method of accounting is dependent upon certain valuations that are provisional and subject to change. Accordingly, the pro forma adjustments are preliminary and made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the future results of operations and financial position of the combined company.

6.	Pro forma adjustments to the unaudited pro forma condensed combined balance sheet in connection with the Celgene merger

The unaudited pro forma condensed combined balance sheet reflects the proposed combination of Bristol-Myers Squibb and Celgene using the acquisition method of accounting as of March 31, 2019. This note should be read in conjunction with ‘‘Note 1. Description of the Celgene merger and Juno acquisition,’’ ‘‘Note 2. Basis of presentation’’ and ‘‘Note 5. Estimate of consideration expected to be transferred in the Celgene merger and preliminary purchase price allocation.’’

Celgene merger adjustments
Adjustments included in the column under the heading ‘‘Celgene merger adjustments’’ represent the following:

(a)  Estimated cash consideration expected to be transferred
Represents the adjustment to record the cash portion of the merger consideration, estimated to be $35,240 million.

(b)  Estimated fair value of share consideration expected to be transferred
Represents the adjustment to record the equity portion of the merger consideration, estimated to be $32,082 million ($70 million increase to common stock and $32,012 million increase to capital in excess of par value of stock).

(c)  Estimated fair value of CVRs
Represents the adjustment to record the fair value of the CVRs transferred as part of the merger consideration, estimated to be $2,825 million ($2,699 million issued to Celgene stockholders and $126 million issued to certain option and share award holders).

(d)  Estimated fair value of share-based compensation awards
Represents the adjustment to record the fair value of the replacement share-based compensation awards transferred as part of the merger consideration, estimated to be $1,882 million ($1,356 million for options and $526 million for restricted share awards).

(e)  Intangible assets
Represents the adjustment to record Celgene’s intangible assets at their estimated fair value of $82,950 million and to eliminate the book value of Celgene’s historical intangible assets ($16,101 million).

(f)  Inventories
Represents the adjustment required to record Celgene’s inventory at its estimated fair value of $3,638 million. Bristol-Myers Squibb will reflect the increased value of inventory in cost of products sold as the acquired inventory is sold which, for purposes of these unaudited pro forma condensed combined financial statements, is assumed to occur within the first 12 months following the completion of the combination. As there is no continuing impact of the inventory step-up on Bristol-Myers Squibb’s results, the impact on cost of products sold of the recognition of the step-up in value of acquired inventory is not included in the unaudited pro forma condensed combined statement of earnings.

(g)  Short-term and Long-term debt
Represents the adjustment to record Celgene’s assumed short-term and long-term debt at their estimated fair values of $500 million and $20,225 million, respectively, and to eliminate Celgene’s historical deferred financing costs.

(h)  Deferred taxes
Represents the preliminary estimate of deferred income taxes primarily resulting from the fair value adjustments for inventory, identifiable intangible assets, and debt as well as the replacement options and share awards issued. This estimate was determined based on the fair value adjustments at an estimated 22.5% U.S. federal and state statutory tax rate. Pro forma adjustments to the Celgene deferred taxes, primarily resulting from the fair value adjustments for inventory, identifiable intangible assets and debt, are reflected within deferred income tax liabilities and pro forma adjustments to the Bristol-Myers Squibb deferred taxes, primarily resulting from the replacement options and share awards issued, are reflected within deferred income tax assets within the unaudited pro forma condensed combined balance sheet. This estimate of deferred income taxes is preliminary and is subject to change based upon Bristol-Myers Squibb’s final determination of the fair values of assets acquired and liabilities assumed and the statutory tax rates in the jurisdictions where the assets and liabilities driving taxable income are generated.

(i)  Transaction costs
Represents estimated remaining transaction costs (excluding costs associated with acquisition financing) related to the combination of $322 million that were not previously recorded in the historical combined financial statements. As there is no continuing impact, the impact of these costs is not included in the unaudited pro forma condensed combined statement of earnings.

•
Remaining costs expected to be incurred by Bristol-Myers Squibb ($141 million), net of related taxes ($16 million) are reflected as a reduction of retained earnings in the unaudited pro forma condensed combined balance sheet.

•
Remaining costs expected to be incurred by Celgene ($181 million), net of related taxes ($20 million) are reflected as a reduction of the historical book value of Celgene’s net assets in the unaudited pro forma condensed combined balance sheet.

(j)  Celgene retention payments
Represents the adjustment to recognize certain Celgene retention payments which are triggered by a change of control ($45 million) net of estimated related taxes ($10 million). As there is no continuing impact, the impact of these costs is not included in the unaudited pro forma condensed combined statement of earnings. The adjustment is reflected as a reduction of retained earnings in the unaudited pro forma condensed balance sheet. Severance and other integration related restructuring costs have not been reflected in these unaudited pro forma condensed combined financial statements given the preliminary nature of these anticipated actions.

(k)  Milestone Contingent Liability
Represents the adjustment to record the accelerated contingent payment obligations of $900 million related to a prior acquisition by Celgene, which are accelerated upon a change in control.

(l)  Shareholders’ equity
Represents the adjustment to eliminate Celgene’s historical stockholders’ equity.

Celgene merger financing adjustments
Adjustments included in the column under the heading ‘‘Celgene merger financing adjustments’’ reflect the bridge facility and term loan agreement, each as described below.

Bridge Facility
On January 2, 2019, Bristol-Myers Squibb entered into a bridge facility providing for up to $33.5 billion of committed financing in connection with the Celgene merger. Borrowings under the bridge facility are expected to initially bear interest at the rate of LIBOR plus 87.5 basis points, subject to adjustment based on the public ratings of Bristol-Myers Squibb’s non-credit enhanced senior unsecured long-term debt and subject to increases of 25 basis points for each 90-day period the bridge facility is outstanding, up to one year. In addition, in order to secure commitments under the bridge facility, Bristol-Myers Squibb agreed to pay certain structuring and funding fees, which are amortized over the periods presented in the unaudited pro forma condensed combined statement of earnings. Other one-time fees are not included in the unaudited pro forma condensed combined statement of earnings as there is no continuing impact. These one-time fees have been reflected as a reduction to retained earnings in the unaudited pro forma condensed combined balance sheet. The bridge facility expires no later than one year from the closing date of the Celgene merger.

The financing commitments in respect of the bridge facility were reduced to $25.5 billion when the term loan facility (as defined below) was executed and may be further automatically reduced, subject to certain exceptions and limitations, on a dollar-for-dollar basis by the net cash proceeds of any issuance of notes that may be completed by Bristol-Myers Squibb. The financing commitments of the bridge facility commitment parties are currently undrawn and are subject to various conditions set forth in the bridge commitment letter.

Term Loan Agreement
On January 18, 2019, Bristol-Myers Squibb entered into a term loan agreement consisting of senior unsecured term loan commitments in an aggregate principal amount of $8.0 billion that reduces the $33.5 billion bridge facility described above by the same amount. Bristol-Myers Squibb intends to utilize the term loan facility to fund $8.0 billion of the cash consideration for the Celgene merger. The term loan facility includes a $1.0 billion 364-day tranche, $4.0 billion three-year tranche, and $3.0 billion five-year tranche.

Exchange Offer
In connection with the pending acquisition of Celgene, on April 17, 2019, Bristol-Myers Squibb commenced offers to exchange (the “Exchange Offers”) any and all outstanding notes issued by Celgene for up to $19.85 billion aggregate principal amount of new notes to be issued by Bristol-Myers Squibb and cash, which are conditioned upon, among other things, the closing of the Celgene merger. The expiration of the Exchange Offers will be extended until the Celgene merger closes. In conjunction with the Exchange Offers, Bristol-Myers Squibb concurrently solicited consents to adopt certain proposed amendments to each of the indentures governing the Celgene notes to eliminate substantially all of the restrictive covenants in such indentures.  Due to the terms of the new notes to be issued reflecting those of the outstanding notes issued by Celgene, the accompanying unaudited pro forma condensed combined financial information does not reflect the effects of the Exchange Offers.

The pro forma adjustments related to the bridge facility and term loan facility represent the following:

(m)  Financing
Represents the drawdown of $25.5 billion of borrowings under the bridge facility and $8.0 billion of borrowings under the term loan facility to fund a portion of the cash consideration and related transaction costs. The unaudited pro forma condensed combined balance sheet presents the borrowings under the bridge facility ($25.5 billion) and the 364-day tranche of the term loan facility ($1.0 billion) as short-term borrowings and the borrowings under the three-year and five-year tranches of the term loan facility ($4.0 billion and $3.0 billion, respectively) as long-term debt.

Bristol-Myers Squibb ultimately does not expect to utilize the bridge facility, and expects to be able to obtain more cost-effective, permanent debt financing at a later date. However, there are no assurances at this time that Bristol-Myers Squibb will be able to do so, as any such future financings will be subject to prevailing market conditions. Accordingly, the accompanying unaudited pro forma condensed combined financial information reflects the higher cost of borrowings under the bridge facility.

(n)  Financing costs
Represents one-time financing-related transaction fees associated with the bridge facility (estimated at $574 million) net of estimated related taxes ($129 million). As there is no continuing impact, the impact of these costs is not included in the unaudited pro forma condensed combined statement of earnings. The adjustment is reflected as a reduction of retained earnings in the unaudited pro forma condensed combined balance sheet.

Amortizable financing-related transaction fees associated with the bridge facility (estimated at $283 million) and the term loan facility (estimated at $11 million) are reflected as a reduction to the carrying value of the related loans ($284 million within short-term borrowings and $10 million within long-term debt).

7.	Pro forma adjustments to the unaudited pro forma condensed combined statement of earnings in connection with the Celgene merger

The unaudited pro forma condensed combined statement of earnings reflects the proposed combination of Bristol-Myers Squibb and Celgene using the acquisition method of accounting as of January 1, 2018. This note should be read in conjunction with ‘‘Note 1. Description of the Celgene merger and Juno acquisition,’’ ‘‘Note 2. Basis of presentation’’ and ‘‘Note 5. Estimate of consideration expected to be transferred in the Celgene merger and preliminary purchase price allocation.’’

Celgene merger adjustments
Adjustments included in the column under the heading ‘‘Celgene merger adjustments’’ represent the following:

(a)  Amortization of intangibles
Reflects the adjustment to amortization expense to:

(i)
include an estimate of intangible asset amortization based on the straight-line method and an estimated weighted average useful life of 6.3 years for acquired definite-lived intangible assets of $8,438 million for the year ended December 31, 2018 and $2,110 million for the three-months ended March 31, 2019;

(ii)
eliminate Celgene’s historical intangible asset amortization expense of $474 million for the year ended December 31, 2018 ($331 million within ‘‘Cost of products sold’’ and $143 million within ‘‘Research and development’’) and $110 million for the three-months ended March 31, 2019 ($89 million within ‘‘Cost of products sold’’ and $21 million within ‘‘Research and development’’); and

(iii)
eliminate Celgene’s pro forma adjustment to intangible asset amortization for Juno’s acquired definite-lived intangible assets of $12 million for the period from January 1, 2018 through March 5, 2018 within ‘‘Research and development.’’ Refer to ‘‘Note 10. Pro forma adjustments to the unaudited pro forma condensed combined statement of earnings in connection with the Juno acquisition and financing’’ for more information.

For each $1 billion increase or decrease in the fair value of definite-lived intangible assets assuming a weighted-average useful life of 6.3 years, annual amortization expense would increase or decrease by approximately $160 million.

(b)  Amortization of fair value of debt
Reflects estimated amortization of $45 million for the year ended December 31, 2018 and $12 million for the three-months ended March 31, 2019 associated with the increase in Celgene’s debt to fair value which is amortized over the weighted-average remaining life of the obligations.

(c)  Elimination of amortization of deferring financing costs
Reflects the adjustment for the elimination of historical Celgene amortization of deferred financing costs of $12 million for the year ended December 31, 2018 and $3 million for the three-months ended March 31, 2019.

(d)  Interest income
Reflects an estimate of foregone interest income on available cash, cash equivalents and marketable securities based on the use as a source of liquidity to fund the acquisition of $51 million for the year ended December 31, 2018 and $69 million for the three-months ended March 31, 2019. The estimate was calculated using a weighted-average interest rate of 1.73% for the year ended December 31, 2018 and 2.31% for the three-months ended March 31, 2019 derived from actual interest rates realized by Bristol-Myers Squibb in the period.

(e)  Transaction costs
Reflects the adjustment to eliminate transaction costs incurred by Bristol-Myers Squibb ($16 million and $63 million) and Celgene ($5 million and $44 million) for the year ended December 31, 2018 and the three-months ended March 31, 2019, respectively, which are directly attributable to the proposed combination but which are not expected to have a continuing impact.

(f)  Income tax provision
Reflects the income tax impact of the pro forma adjustments, primarily related to the amortization of intangible assets and the fair value of debt. An estimated U.S. federal and state statutory tax rate of 22.5% for the year ended December 31, 2018 and three-months ended March 31, 2019 was applied to the applicable pro forma adjustments. The effective tax rate of the combined company could be significantly different than the statutory tax rate assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors such as the mix of post-acquisition income and other activities.

(g)  Weighted average number of shares and Earnings per share
The unaudited pro forma combined basic earnings per share for the period presented has been adjusted by the 704.8 million Bristol-Myers Squibb common shares expected to be issued in connection with the proposed combination with Celgene, which are assumed outstanding for the year ended December 31, 2018 and three-months ended March 31, 2019 for pro forma purposes. The unaudited pro forma diluted earnings per share for the year ended December 31, 2018 and three-months ended March 31, 2019 has also been adjusted by the dilutive Celgene share-based awards based on the exchange ratio.

Celgene merger financing adjustments
Adjustments included in the column under the ‘‘Celgene merger financing adjustments’’ represent the following:

(h)  Interest expense
Interest expense for the year ended December 31, 2018 consists of (i) contractual interest expense ($979 million) for the bridge facility using a weighted average interest rate of 3.84%, (ii) contractual interest expense ($290 million) for the term loan facility using a weighted average interest rate of 3.62%, (iii) amortization of financing costs ($226 million) for the bridge facility and (iv) amortization of financing costs ($4 million) for the term loan facility.

Interest expense for the three-months ended March 31, 2019 consists of (i) contractual interest expense ($269 million) for the bridge facility using a weighted average interest rate of 4.21%, (ii) contractual interest expense ($72 million) for the term loan facility using a weighted average interest rate of 3.62%, (iii) amortization of financing costs ($57 million) for the bridge facility, (iv) amortization of financing costs ($1 million) for the term loan facility, and (v) removal of historically recorded amortization of deferred financing fees ($67 million) for the bridge facility.

A one-eighth percent change in the interest rate would result in an increase or a decrease in the pro forma interest expense by $42 million for the year ended December 31, 2018 and $10 million for the three-months ended March 31, 2019.

(i)  Income tax provision
Reflects the income tax impact of the pro forma financing adjustments. An estimated U.S. federal and state statutory tax rate of 22.5% for the year ended December 31, 2018 and the three-months ended March 31, 2019 was applied to the applicable pro forma adjustments. The effective tax rate of the combined company could be significantly different than the statutory tax rate assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors such as the mix of post-acquisition income and other activities.

8.	Historical Juno

Certain reclassifications have been made to the historical statement of earnings of Juno for the period from January 1, 2018 through March 5, 2018 to conform to Bristol-Myers Squibb’s presentation as follows:

Unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2018

	Juno before reclassification	Reclassification	Notes	Juno after reclassification
Net product sales	$-	$-		$-
Alliance and other revenues	28	-		28
Total Revenues	28	-		28

Cost of products sold	-			-
Marketing, selling and administrative	99	(70)	(1)	29
Research and development	94	(15)	(1)	79
Interest income, net	(2)	2	(2)	-
Interest expense	-			-
Other (income)/expense, net	(1)	83	(1),(2)	82
Total Expenses	190	-		190

Earnings/(Loss) Before Income Taxes	(162)	-		(162)
Provision for income taxes	-	-		-
Net Earnings/(Loss)	(162)	-		(162)
Noncontrolling Interest	-	-		-
Net Earnings/(Loss) Attributable to Controlling Interests	$(162)	$-		$(162)

(1)	Reclassification of transaction costs from ‘‘Marketing, selling and administrative’’ ($70 million) and ‘‘Research and development’’ ($15 million) to ‘‘Other (income)/expense, net.’’
(2)	Reclassification of ‘‘Interest income, net’’ ($2 million) to ‘‘Other (income)/expense, net.’’

9.	Fair value of consideration transferred in the Juno acquisition and purchase price allocation

Cash paid for outstanding common stock at $87.00 per	$9,101
share Fair value of Celgene’s investment in Juno	966
Fair value of Juno’s equity awards attributable to pre-combination	367
service Purchase price consideration	$10,434

The following is a summary of the assets acquired and liabilities assumed by Celgene in the Juno acquisition, reconciled to the fair value of consideration transferred:

Working capital (a)	$452
In-process research and development (IPR&D)	6,980
Definite-lived intangible asset	1,260
Property, plant and equipment, net	144
Other non-current assets	32
Deferred tax liabilities, net	(1,530)
Other non-current liabilities	(41)
Goodwill	3,137
Total allocated purchase price consideration	$10,434

(a)
Includes cash and cash equivalents, debt securities available-for-sale, accounts receivable, net of allowances, other current assets, accounts payable, accrued expenses and other current liabilities (including accrued litigation).

10.	Pro forma adjustments to the unaudited pro forma condensed combined statement of earnings in connection with the Juno acquisition and financing

The unaudited pro forma condensed combined statement of earnings reflects Celgene’s acquisition of Juno using the acquisition method of accounting as of January 1, 2018. This note should be read in conjunction with ‘‘Note 1. Description of the Celgene merger and Juno acquisition,’’ ‘‘Note 2. Basis of presentation’’ and ‘‘Note 9. Fair value of consideration transferred in the Juno acquisition and purchase price allocation.”

(a)  Elimination of transactions between Celgene and Juno
Reflects the elimination of amounts reflected in the historical consolidated statement of earnings from transactions between Celgene and Juno, comprised of (i) $18 million for the period from January 1, 2018 through March 5, 2018 within ‘‘Alliance and other revenues’’ and (ii) $11 million for the period from January 1, 2018 through March 5, 2018 within ‘‘Research and development.’’

(b)  Amortization of intangibles
To adjust amortization expense within ‘‘Research and development’’ to (i) include an estimate of intangible asset amortization for acquired definite-lived intangible assets of $14 million for the period from January 1, 2018 through March 5, 2018 and (ii) to eliminate Juno’s historical intangible asset amortization expense of $2 million from January 1, 2018 through March 5, 2018.

(c)  Transaction costs
Reflects the elimination of Juno accelerated equity compensation expense associated with the post-combination service period ($208 million within ‘‘Marketing, selling and administrative’’ and $320 million within ‘‘Research and development’’), the elimination of Celgene’s transaction costs ($93 million within ‘‘Other (income)/expense, net’’) and the elimination of Juno’s transaction costs ($85 million within ‘‘Other (income)/expense, net’’). The unaudited pro forma condensed combined financial information assumes that acquisition related transaction fees and costs, including accelerated one-time post combination share-based compensation related to the acquisition, are not expected to have a continuing impact and are excluded from the unaudited pro forma condensed combined statement of earnings through a pro forma adjustment.

(d)  Interest income
Reflects an estimate of foregone interest income on cash, cash equivalents and marketable securities based on the sale of marketable securities available-for-sale as an assumed source of liquidity to fund the acquisition of $8 million for the period from January 1, 2018 through March 5, 2018.

(e)  Interest expense
Celgene funded the acquisition through a combination of existing cash, cash equivalents, marketable securities and a portion of the February 2018 issuance of $4.5 billion of senior notes. The adjustment to interest expense consists of interest expense, amortization of debt issuance costs and other recurring financing costs associated with the $3.0 billion of debt incurred to fund the acquisition from January 1, 2018 through the debt issuance date of February 20, 2018. The adjustment to interest expense was $15 million for the period from January 1, 2018 through February 20, 2018.

(f)  Other (income)/expense, net
Elimination of increase of $458 million in the fair value of Celgene’s investment in Juno prior to the acquisition on March 6, 2018 to a fair value of $966 million, which is based on the offer price of $87.00 per share. Celgene’s investment in Juno was eliminated in the purchase price allocation.

(g)  Income tax provision
Statutory tax rates were applied, as appropriate, to each pro forma adjustment based on the jurisdiction in which the adjustment is expected to occur. An estimated U.S. federal statutory tax rate of 21% for the year ended December 31, 2018 was applied to the applicable pro forma adjustments. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.